UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2018

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2018, the registrant entered into an employment agreement with Joanna Lv, the registrant’s Chief Financial Officer, which will take effect on May 1, 2018.    Under the terms of Ms. Lv’s employment agreement, she will be entitled to receive (i) an annual base salary of RMB1.2 million (or approximately $190,000) and (ii) an annual allowance of RMB0.3 million (or approximately $47,600) and will be eligible for an annual discretionary cash bonus as approved by the registrant’s Board of Directors. Ms. Lv will also be entitled to participate in the registrant’s share incentive plans and will receive health, life, and disability insurance. If Ms. Lv terminates her employment with the registrant for good reason or if her employment is terminated by the registrant without cause, she will be entitled to receive severance benefits, including (i) her monthly base salary for a period (the “Severance Period”) equal to the lesser of six months following termination and the remainder of the term of the employment agreement; (ii) health insurance benefits during the Severance Period with the same coverage provided to her prior to termination (medical, dental, optical and mental health) and in all other material respects comparable to those in place immediately prior to termination; and (iii) payment of the bonus for the remainder of the year of termination, but only to the extent that the bonus would have been earned had her continued in employment through the end of such year. Unless sooner terminated by either Ms. Lv or the registrant, Ms. Lv’s employment agreement will expire on April 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 27, 2018	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv Chief Financial Officer